                                                                       EXHIBIT 4


================================================================================




                          MET-COIL SYSTEMS CORPORATION
                        IOWA PRECISION INDUSTRIES, INC.
                             THE LOCKFORMER COMPANY

                              AMENDED AND RESTATED
                                 NOTE AGREEMENT

                           Dated as of April 18, 1996

                          $7,400,000 Principal Amount
                           11.5% Amended and Restated
               Senior Term Notes of Met-Coil Systems Corporation
                             Due December 31, 2000
                        and $3,500,000 Principal Amount
                              Amended and Restated
                           Senior Revolving Notes of
                        Iowa Precision Industries, Inc.
                           and The Lockformer Company
                               Due April 30, 1999





================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Section 1. AMENDED AND RESTATEMENT AND DESCRIPTION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Amendment and Restatement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Description of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Guaranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Section 2. REVOLVING LOAN FACILITY; FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Lend; Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Procedure for Loan Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Reborrowings and Repayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.6     Field Examination Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Section 3. PREPAYMENT OF TERM NOTES AND CERTAIN PROVISIONS APPLICABLE
           TO ALL NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         3.1     Required Prepayments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.2     Optional Prepayments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.3     Notice of Optional Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.4     Surrender of Notes on Prepayment or Exchange.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.5     Direct Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.6     Allocation of Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.7     Payments Due on Saturdays, Sundays and Holidays. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Section 4. REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         4.1     Representations of the Companies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.2     Representations of the Purchasers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Section 5. CLOSING CONDITIONS AND CONDITIONS PRECEDENT TO MAKING
           REVOLVING LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         5.1     Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.2     Conditions Precedent to Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Section 6. INTERPRETATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         6.1     Certain Terms Defined. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.3     Valuation Principles.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.4     Direct or Indirect Actions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 7. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         7.1     Corporate Existence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.2     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Taxes, Claims for Labor and Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.4     Maintenance of Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     Maintenance of Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.6     Financial Information and Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.7     Inspection of Properties and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.8     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.9     Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.10    Acquisition of Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.11    Private Placement Number.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.12    Appraisals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.13    Restricted Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.14    Budgets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.15    Met-Coil Automation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Section 8. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         8.1     Consolidated Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2     Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.3     Fixed Charge Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.4     Consolidated Working Capital.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.5     Debt to Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.6     EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.7     EBITDA/Interest Expense Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.8     Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.9     Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.10    Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.11    Change in Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.12    Merger and Consolidation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.13    Sale of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.14    Disposition of Stock of Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.15    Dealings with Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.16    Consolidated Tax Returns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Section 9. EVENTS OF DEFAULT AND REMEDIES THEREFOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         9.1     Nature of Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2     Remedies on Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.3     Annulment of Acceleration of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.4     Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.5     Conduct No Waiver; Collection Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.6     Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.7     Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

Section 10. AMENDMENTS, WAIVERS AND CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         10.1  Matters Subject to Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.2  Solicitation of Holders of Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.3  Binding Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

Section 11.  FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND
             REPLACEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         11.1  Form of Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.2  Note Register. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.3  Issuance of New Notes upon Exchange or Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.4  Replacement of Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

Section 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         12.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         12.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.3  Reproduction of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.4  Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.5  Law Governing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.6  Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.7  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.8  Reliance on and Survival of Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.9  Indemnification; Limitation of Liability; Release. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.10 Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.11 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.12 Integration and Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

Annex I: List of Subsidiaries and Jurisdictions in Which MSC and its Subsidiaries are Qualified as Foreign Corporations

Annex II:                 Description of Liens

Annex III:                List of Investments

Exhibit A:                11.5% Amended and Restated Senior Term Note
                          of Met-Coil Systems Corporation Senior Note,
                          Due December 31, 2000

Exhibit B:                11.5% Amended and Restated Senior Revolving
                          Note of Iowa Precision Industries, Inc. and
                          The Lockformer Company

Exhibit C:                Notice of Borrowing

Exhibit D:                Legal Opinions

Schedule I:               Purchasers

Schedule 4.1(f):          Pending Litigation

Schedule 4.1(w):          Environmental Matters

Schedule 5.1(i):          Liens

Schedule 6.1:             Collateral Documents

Schedule 8.2:             Indebtedness

                          MET-COIL SYSTEMS CORPORATION
                        IOWA PRECISION INDUSTRIES, INC.
                             THE LOCKFORMER COMPANY

                              AMENDED AND RESTATED
                                 NOTE AGREEMENT


                                                      Dated as of April 18, 1996

To:      Each of the Purchasers
         Named in Schedule I Hereto

Ladies and Gentlemen:

         MET-COIL SYSTEMS CORPORATION, a Delaware corporation ("MSC"), IOWA PRECISION INDUSTRIES, INC., a Delaware corporation ("IPI"), and THE LOCKFORMER COMPANY, an Illinois corporation ("TLC"; IPI and TLC being collectively referred to hereinafter as the "Operating Companies" and sometimes individually as an "Operating Company", and MSC, IPI and TLC being collectively referred to hereinafter as the "Companies" and sometimes individually as a "Company") agree with the Purchasers as follows:

Section 1. AMENDED AND RESTATEMENT AND DESCRIPTION OF NOTES

         1.1 Amendment and Restatement. MSC and the Purchasers are parties to that certain Note Agreement dated as of October 1, 1989, as amended by that certain First Amendment to Note Agreement dated as of February 1, 1991, that certain Limited Waiver and Second Amendment Agreement dated as of August 27, 1991, that certain Third Amendment to Note Agreement dated as of October 31, 1991, that certain Fourth Amendment to Note Agreement and Waiver dated of September 10, 1992, that certain Fifth Amendment to Note Agreement and Waiver dated as of September 10, 1993, and that certain Sixth Amendment to Note Agreement and Waiver dated as of April 29, 1994 (collectively the "1989 Agreement") pursuant to which MSC sold to the Purchasers on October 26, 1989 $15,000,000 aggregate principal amount of its senior notes (the "1989 Notes"). The Companies and the Purchasers have agreed that this Amended and Restated Note Agreement (the "Agreement") should replace in its entirety the 1989 Agreement and that from and after the date of the execution and delivery of this Agreement and the satisfaction of the conditions set forth in Section 5 (the "Closing Date"), the 1989 Agreement shall be of no force or effect except
(i) as specifically set forth herein, (ii) that if any representation or warranty made by MSC thereunder, or made by MSC in any written statement or certificate furnished by MSC in connection with the issuance and sale of the 1989 Notes or furnished by MSC pursuant to the 1989 Agreement proves incorrect in any material respect as of the date of the issuance or making thereof (a "Prior Misstatement"), the Purchasers shall be entitled to exercise all of their rights and remedies under applicable law with respect to any Prior Misstatement, and (iii) that the 1989 Agreement evidences the terms and conditions under which MSC heretofore has incurred obligations and liabilities to the Purchasers, it being the intent of the parties hereto that from and after the Closing Date, such obligations and liabilities shall be governed by this Agreement and the "Term Notes" and "Revolving Notes" (as defined below). The Operating Companies guaranteed the obligations of MSC under the 1989 Agreement. The parties hereto agree that the Operating Companies shall become the primary obligors in lieu of MSC with respect to the indebtedness evidenced by the Revolving Notes. The Operating Companies acknowledge that they have received the benefit of the funds advanced and evidenced as indebtedness under the Revolving Notes. MSC has agreed to execute those certain Amended and Restated Term Notes in the form of Exhibit A attached hereto (the "Term Notes") in the respective principal amounts of $5,426,667 payable to Principal Mutual Life Insurance Company and $1,973,333 payable to Modern Woodmen of America, which Term Notes evidence a portion of the outstanding indebtedness under the 1989 Notes. Each Operating Company has agreed to execute those certain Amended and Restated Revolving Notes in the form of Exhibit B attached hereto ("Revolving Notes") in the respective stated principal amounts of $2,566,667 payable to Principal Mutual Life Insurance Company and $933,333 payable to Modern Woodmen of America, which Revolving Notes evidence the remaining portion of the outstanding indebtedness under the 1989 Notes (the Term Notes and the Revolving Notes being collectively referred to hereinafter as the "Notes" and sometimes individually as a "Note").

         1.2 Description of Notes. The Term Notes and the Revolving Notes shall be dated as of the Closing Date, and shall bear interest from such date at 11.50% per annum prior to maturity, such interest being payable monthly in arrears on the last day of each month, commencing April 30, 1996, and at maturity to bear interest on overdue principal and any other overdue amount payable under the Notes (including any overdue or optional prepayment) at the rate of 13.5% per annum. Interest shall be calculated on the basis of a 360 day year composed of twelve 30-day months. The Term Notes shall be expressed to mature on December 31, 2000, and the Revolving Notes shall be expressed to mature on April 30, 1999. The term "Notes" as used herein shall include each Note delivered pursuant to this Amended and Restated Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to a Purchaser in this Agreement shall in all instances be deemed to include any nominee of such Purchaser or any separate account or other person on whose behalf such Purchaser is purchasing Notes. Such Purchaser and the other purchaser (the "Other

Purchaser") are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers".

         1.3 Guaranty. The Term Notes shall be guaranteed by certain of MSC's Subsidiaries and the Revolving Notes shall be guaranteed by MSC.

Section 2. REVOLVING LOAN FACILITY; FEES

         2.1 Agreement to Lend; Use of Proceeds. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Companies herein, the Purchasers agree to make until the Revolving Loan Facility Termination Date, loans on a revolving basis ("Revolving Loans") to
(i) IPI in an amount not to exceed the lesser of the IPI Sublimit or the IPC Borrowing Base and (ii) TLC in an amount not to exceed the lesser of the TLC Sublimit or the TLC Borrowing Base; provided, however, that in no event shall the aggregate amount of Revolving Loans to IPI and TLC exceed $3,500,000. The proceeds of the Revolving Loans shall be used by the Operating Companies for working capital purposes and for other legal corporate purposes not prohibited herein.

         2.2 Procedure for Loan Request. Each Operating Company requesting a Revolving Loan shall deliver to the Purchasers a Notice of Borrowing substantially in the form of Exhibit C attached hereto and a certificate executed by the chief financial officer of such Operating Company as to the calculation of such Operating Company's Borrowing Base as of the last day of the calendar month preceding the date on which such Revolving Loan is requested to be made, at least two Business Days prior to the date such Revolving Loan is requested to be made. Subject to the terms and conditions hereof, the Purchasers shall make the Revolving Loan proceeds available to the Operating Company which requested such Revolving Loan at the bank account specified in the Notice of Borrowing in U.S. Dollars in immediately available funds.

         2.3 Reborrowings and Repayments. Subject to the terms and conditions hereof, prior to the Revolving Loan Facility Termination Date, any Revolving Loans may be repaid at any time, together with accrued interest thereon and such repaid Revolving Loans may be reborrowed at any time. All Revolving Loans are due and payable on the Revolving Loan Facility Termination Date, together with accrued interest thereon and any other amounts due and payable on the Revolving Notes. Payments made with respect to the Revolving Loans shall be applied by the Purchasers first to unpaid and accrued fees and interest and then to the outstanding principal balance of the Revolving Loans. If at any time the Revolving Loans made to an Operating Company exceed either the Sublimit or the Borrowing Base applicable to such Operating Company, such Operating Company shall immediately repay the Revolving Loans in the amount of such excess, together with accrued interest on the amount being prepaid.

         2.4 Termination Fee. In the event the Revolving Loan Facility is terminated by the Operating Companies prior to the third anniversary of the Closing Date, the Companies shall on the date of such termination pay a termination fee to the Purchasers equal to (i) 3% of the Maximum Revolving Loan Facility if such termination occurs prior to the first anniversary of the Closing Date, (ii) 2% of the Maximum Revolving Loan Facility if such termination occurs thereafter and prior to the second anniversary of the Closing Date, and (iii) 1% of the Maximum Revolving Loan Facility if such termination occurs thereafter and prior to the third anniversary of the Closing Date.

         2.5 Facility Fee. On the first day of each calendar month occurring after the Closing Date, the Companies shall pay to the Purchasers a facility fee in an amount equal to one-twelfth of one-half percent (0.50%) of the Maximum Credit, which fee shall be earned in full and non-refundable as of the required date of payment.

         2.6 Field Examination Fees. The Companies shall reimburse the Purchasers for their out-of-pocket costs and expenses incurred by the Purchasers in connection with semiannual field audits of the Operating Companies' Eligible Accounts and Eligible Inventory.


Section 3.  PREPAYMENT OF TERM NOTES AND CERTAIN PROVISIONS APPLICABLE
            TO ALL NOTES

         3.1 Required Prepayments. In addition to payment of all outstanding principal of the Term Notes at maturity and regardless of the amount of Term Notes which may be outstanding from time to time, MSC will prepay, and there shall become due and payable on (a) the last day of each calendar month, $110,000, or such lesser amount as would constitute payment in full on the Term Notes, commencing May 31, 1996 and ending November 30, 2000, inclusive, and (b) on or prior to first anniversary of the Closing Date, $1,200,000 of the principal amount of the Term Notes or such lesser amount as would constitute payment in full of the Term Notes. All prepayments described above shall be applied to reduce the prepayments required by this Section 3.1 in the order of their maturities. The remaining principal balance of the Term Notes shall be payable on December 30, 2000. Each such payment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment. In addition, the prepayment of $1,200,000 described in clause (b) above shall be accompanied by payment of a premium calculated in the manner described in Section 3.2 if the

Reinvestment Yield shall on the Determination Date be less than the interest rate payable on or in respect to the Term Notes.

         3.2  Optional Prepayments. (a) Upon notice as provided in Section
3.3, MSC may prepay the Term Notes, in whole or in part at any time after the Closing Date on any interest payment date, in multiples of $250,000. Each such prepayment shall be at a price of (i) 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, in the event that the Reinvestment Yield shall, on the applicable Determination Date, equal or exceed the interest rate payable on or in respect of the Term Notes, or (ii) 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus a premium, in the event that the Reinvestment Yield shall, on such Determination Date, be less than the interest rate payable on or in respect of the Term Notes. The premium shall equal (x) the sum of the amounts representing the present value of the difference between (1) the amount of each remaining payment of principal and interest which would be required by
Section 3.1 absent such prepayment, and (2) the amount of each payment of principal and interest which would be required by Section 3.1 following such prepayment, determined by discounting (on the basis of a 360-day year composed of twelve 30-day months) each such amount utilizing an interest factor equal to the Reinvestment Yield, less (y) the principal amount to be prepaid.

         (b) Any optional prepayment of the Term Notes shall be applied pro rata to all holders of Term Notes outstanding and shall be applied to the outstanding balance of the Term Notes to reduce the prepayments required by
Section 3.1(a) in the order of maturity, in the inverse order of maturity or pro rata, as determined by the Majority Noteholders in their sole discretion.

         (c) Except as provided in Section 3.1 and this Section 3.2, the Term Notes shall not be prepayable in whole or in part.

         3.3 Notice of Optional Prepayment. (a) MSC shall give notice of any optional prepayment of the Term Notes under Section 3.2 to each holder of the Term Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the holder's Term Notes to be prepaid on such date, and (iii) the date (which date shall be not less than 10 days prior to the date fixed for repayment) upon which MSC shall give notice to each holder of the Term Notes of the premium, if any, and accrued interest applicable to the prepayment. Notice of optional prepayment having been so given, the aggregate principal amount of the Term Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date.

         (b) In the case of any such optional prepayment, MSC shall also give notice to each holder of the Term Notes by telecopy, telegram, telex or other same-day written communication, as soon as practicable, but in no event later than 5 days before the date fixed for a prepayment, of the premium, if any, applicable to such prepayment and the details of the calculations used to determine the amount of such premium.

         3.4  Surrender of Notes on Prepayment or Exchange.  Subject to
Section 3.5, upon any partial prepayment of a Term Note pursuant to this
Section 3 or partial exchange of a Term Note pursuant to Section 11.3, such Term Note may, at the option of the holder thereof, (i) be surrendered to MSC pursuant to Section 11.3 hereof in exchange for a new Term Note equal to the principal amount remaining unpaid on the surrendered Term Note, or (ii) be made available to MSC for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Term Note is prepaid or exchanged, such Term Note shall be surrendered to MSC for cancellation and shall not be reissued, and no Term Note shall be issued in lieu of such Term Note.

         3.5 Direct Payment. Notwithstanding any other provision contained in the Notes or this Agreement, the Companies will pay all sums becoming due on each Note held by the Purchasers by wire transfer of immediately available funds to such account in each Purchaser's name as designated in Schedule I hereto, or as the Purchasers may otherwise designate by notice to MSC, in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall be surrendered to the applicable Company for cancellation. Any wire transfer shall identify such payment as in the manner set forth in Schedule I hereto and shall identify the payment as principal, premium, if any, and/or interest. Before selling or otherwise transferring any such Note, the Purchasers agree that they will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid. If the transferee of any Note held by a Purchaser is an Institutional Holder or its nominee and shall request the applicable Company to make all payments on account of such Note that are payable in cash either by check or by wire transfer of immediately available funds at an address specified in such request, such Company will make such payments in compliance with such request, provided that such Institutional Holder undertakes in said request the same obligations in respect of such Note as those undertaken by the Purchasers in the immediately preceding sentence.

         3.6 Allocation of Payments. If less than the entire principal amount of all the Notes outstanding is to be paid, the Companies will prorate the aggregate principal amount to be paid among the outstanding Notes in proportion to the unpaid principal.

         3.7 Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required prepayment of the Term Notes, the date of any payment or prepayment of the Revolving Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note shall be on a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized by law to close in Cedar Rapids, Iowa, or Chicago, Illinois, then such payment, prepayment or exchange need not be made on such date but may be made on the next succeeding business day not a Saturday, Sunday or a legal holiday or a day upon which banking institutions are authorized by law to close in Cedar Rapids, Iowa, or Chicago, Illinois, with the same force and effect as if made on the due date.


Section 4. REPRESENTATIONS

         4.1 Representations of the Companies. As an inducement to, and as part of the consideration for, the Purchasers entering into this Agreement, each Company represents and warrants to the Purchasers as of the Closing Date and as of each date that a Revolving Loan is made hereunder as follows:

         (a) Corporate Organization and Authority. Such Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with respect to MSC and IPI, and Illinois with respect to TLC, has full corporate power and authority to carry on its business as now conducted, to enter into the Agreement and the Collateral Documents and to issue the Notes executed by it, and to amend and restate the 1989 Notes as contemplated in this Agreement.

         (b) Qualification to Do Business. Such Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its business or the character of its properties makes such qualification or licensing necessary. A list of those jurisdictions wherein such Company is qualified to do business is attached hereto as Annex I.

         (c) Subsidiaries.  Such Company has no Subsidiaries, as defined in
Section 6.1, except those listed in Annex I hereto which correctly sets forth the percentage of the outstanding capital stock or equivalent interest of each Subsidiary which is owned, of record or beneficially, by such Company and/or one or more Subsidiaries. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified in each other jurisdiction where the nature of its business or the character of its properties makes such qualification or licensing necessary. A list of those jurisdictions wherein each Subsidiary is qualified to do business is attached hereto as Annex I. Each Subsidiary has full corporate power and authority to own its properties and to carry on its business as now conducted. Each Company and/or one or more Subsidiaries have good and marketable title to all of the shares it purports to own of the capital stock of each Subsidiary, free and clear in each case of any lien or encumbrance, and all such shares have been duly issued and are fully paid and nonassessable.

         (d) Financial Statements. The consolidated balance sheets of MSC and its Subsidiaries for the fiscal quarter ended February 29, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter ended February 29, 1996, copies of which have heretofore been delivered to the Purchasers, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the financial condition and results of operations and cash flows of MSC and its Subsidiaries for and as of the end of such fiscal quarter, subject in each case to normal fiscal year end adjustments.

         (e) No Contingent Liabilities or Adverse Changes. Neither any Company nor any of its Subsidiaries has any contingent liabilities which are material to MSC and its Subsidiaries taken as a whole other than as indicated on the financial statements described in the foregoing Paragraph (d) of this
Section 4.1, and since February 29, 1996, there have been no material adverse changes in the condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole nor any changes to any Company or any of its Subsidiaries except those occurring in the ordinary course of business.

         (f) No Pending Litigation or Proceedings.  Except as described on
Schedule 4.1(f), there are no actions, suits or proceedings pending or threatened against or affecting any Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are reasonably likely to result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole.

         (g) Compliance with Law. (i) Neither such Company nor any of its Subsidiaries is: (x) in default with respect to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, ordinance or order relating to its or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses (x) and (y) would have a material adverse effect on the business, properties, operations, assets or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole.

         (ii) Neither such Company nor any Subsidiary nor any Affiliate of such Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or for any other reason, subject to any restriction or prohibition under, or is in violation of, any federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property, which violation would have a material adverse effect on the business, properties, operations, assets or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole.

         (h) Pension Reform Act of 1974. Based upon Section 4.2 of this Agreement, neither the amendment and restatement of the 1989 Notes by the Term Notes and the Revolving Notes, nor the consummation of any of the other transactions contemplated by this Agreement or any Collateral Document is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Internal Revenue Service has issued a determination that each "employee pension benefit plan," as defined in Section 3 of ERISA (a "Plan"), established, maintained or contributed to by such Company or any Subsidiary (except for any Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees) is qualified under Section 401(a) and related provisions of the Code and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code. All Plans of such Company or any Subsidiary comply in all material respects with ERISA and other applicable laws. There exists with respect to such Company or any Subsidiary no "multiemployer plans," as defined in the Multiemployer Pension Plan Amendments Act of 1980, for which a material withdrawal or termination liability may be incurred. There exists with respect to all Plans or trusts established or maintained by such Company or any Subsidiary: (i) no material accumulated funding deficiency within the meaning of ERISA; (ii) no termination of any Plan or trust which would result in any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or any "reportable event," as that term is defined in ERISA, which is likely to constitute grounds for termination of any Plan or trust by the PBGC; and (iii) no "prohibited transaction," as that term is defined in ERISA, which is likely to subject any Plan, trust or party dealing with any such Plan or trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

         (i) Title to Properties. Except as disclosed on the latest audited consolidated balance sheet of MSC and its Subsidiaries for the fiscal year ended May 31, 1995, such Company or its Subsidiaries have (i) good title in fee simple or its equivalent under applicable law to all the real property owned by them and (ii) good title to all of the other property reflected in said balance sheet or subsequently acquired by such Company or any Subsidiary (except as sold or otherwise disposed of in the ordinary course of business), in each case free from all liens, charges, and encumbrances of any kind, except
(x) those securing Indebtedness of such Company or a Subsidiary, which are listed in Annex II hereto and (y) other liens, charges and encumbrances that, in the aggregate, do not materially detract from the value of said properties or materially impair their use in the operation of the business of such Company or any of its Subsidiaries.

         (j) Leases. Such Company and each Subsidiary enjoy peaceful and undisturbed possession under all leases under which such Company or such Subsidiary is a lessee or is operating. None of such leases contains any provision which might materially and adversely affect the operation or use of the property so leased. All of such leases are valid and subsisting and none of them is in default.

         (k)  Franchises, Patents, Trademarks and Other Rights.  Such
Company and each Subsidiary have all franchises, permits, licenses and other authority as are necessary to enable them to carry on their respective businesses as now being conducted and as proposed to be conducted, and none of them is in default under any of such franchises, permits, licenses or other authority which are material to the business, properties, operations or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole. Such Company and each Subsidiary own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which might result in any material adverse change in the business, properties, operations or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole.

         (1) Status of Notes and Issuance of Notes. The Notes issued by such Company have been duly authorized on the part of such Company and constitute the legal, valid and binding obligations of such Company, enforceable in accordance with their terms, except to the extent that enforcement of such Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or secured parties or by equitable principles if equitable remedies are sought. The issuance of such Notes to amend and restate the 1989 Notes and the compliance by such Company with all of the provisions of this Agreement and of such Notes (i) are within the corporate powers of such Company, (ii) have been duly authorized by proper corporate action and (iii) are legal and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon any property of such Company or any Subsidiary under the provisions of, any charter instrument, bylaw, loan agreement or other agreement or instrument to which such Company or any Subsidiary is a party or by which any of them may be bound.

         (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute an Event of Default, or with the lapse of time or the giving of notice or both would become an Event of Default, under this Agreement. Neither such Company nor any Subsidiary is in default under any charter instrument, bylaw, loan agreement or other agreement or instrument to which it is a party or by which it may be bound.

         (n) Governmental Consent. Neither the nature of such Company or any of its Subsidiaries, their respective businesses or properties, nor any relationship between such Company or any of its Subsidiaries and any other Person, nor any circumstances in connection with the issuance of the Notes is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of such Company in connection with the execution and delivery of this Agreement or the issuance of the Notes.

         (o) Taxes. (i) All tax returns required to be filed by such Company or any Subsidiary in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon such Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings. Neither such Company nor any Subsidiary knows of any proposed additional tax assessment against it nor of any basis for one which would have a materially adverse effect on MSC and its Subsidiaries taken as a whole.

         (ii) The respective Federal income tax liabilities of MSC and its Subsidiaries have been finally determined by the Internal Revenue Service and satisfied for all taxable years to and including the taxable year ended May 31, 1994. The provisions for taxes on the books of such Company and each Subsidiary are adequate for all open years and for the current fiscal period.

         (p) Status under Certain Statutes. Neither such Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

         (q) Effect of Other Instruments. Neither such Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which materially and adversely affects the business, properties, operations, or condition, financial or otherwise, of such Company or any Subsidiary.

         (s) Use of Proceeds. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds of the Revolving Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). Neither such Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds of the Revolving Loans will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin stock" or "margin security" in violation of Regulations G, T and X.

         (t) Condition of Property. All of the facilities of such Company and each of its Subsidiaries are in sound operating condition and repair except for facilities being repaired in the ordinary course of business.

         (u) Books and Records. Such Company and each of its Subsidiaries maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in accordance with generally accepted accounting principles, and (y) to maintain accountability for assets;
(iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (v) Full Disclosure. Neither MSC's Annual Report on Form 10K for the year ended May 31, 1995, the financial statements referred to in Paragraph
(d) of this Section 4.1, nor this Agreement, nor any other written statement or document furnished by such Company to the Purchasers in connection with the negotiation of this Agreement, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known, or which, with reasonable diligence would be known, by such Company which such Company has not disclosed to the Purchasers in writing which has a material adverse effect on or, so far as such Company can now foresee, will have a material adverse effect on the business, property, operations or condition, financial or otherwise, of such Company or any of its Subsidiaries or the ability of such Company to perform its undertakings under and in respect of this Agreement, the Collateral Documents and the Notes.

         (w) Environmental Compliance. Except as set forth on Schedule 4.1(w), such Company and each Subsidiary (i) is in compliance in all material respects with all applicable environmental, transportation, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and (ii) has not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release or storage of any toxic or hazardous waste or substance into the environment. Such Company and its Subsidiaries have not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with a release or other discharge of any hazardous, toxic or waste material, including petroleum, on, in, under or into the environment surrounding any property owned, used or leased by any of them.

         (x) Eligibility of Accounts and Inventory. With respect to the Operating Companies only, to the best of such Operating Company's knowledge, each Account or item of Inventory which such Operating Company shall include in such Operating Company's Borrowing Base, will at the time of delivery of certification of the Borrowing Base in which such Account or item of Inventory is included, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account" and "Eligible Inventory".

         (y) Certain Subsidiaries. Neither Met-Coil Automation, Inc., a Delaware corporation, nor Met-Coil Systems International, Inc. a Virgin Islands corporation, both Subsidiaries of MSC, own any assets.

         4.2 Representations of the Purchasers. Each Purchaser represents, and in entering into this Agreement the Companies understand, that such Purchaser is accepting the Notes to amend and restate the 1989 Notes for the purpose of investment and not with a view to the resale or distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; provided that the disposition of such Purchaser's property shall at all times be and remain within such Purchaser's control, subject, however, to compliance with Federal securities laws.

         Each Purchaser acknowledges that the Notes have not been registered under the Securities Act of 1933, as amended, and the Purchasers understand that the Notes must be held indefinitely unless they are subsequently registered under said Securities Act or an exemption from such registration is available. Each Purchaser has been advised that no Company contemplates registering, and is not legally required to register, the Notes under said Securities Act.

Section 5.  CLOSING CONDITIONS AND CONDITIONS PRECEDENT TO MAKING
            REVOLVING LOANS

         5.1 Closing Conditions. This Agreement shall be subject to the following conditions to be satisfied on or before the Closing Date:

         (a) Representations and Warranties. The representations and warranties of the Companies contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and the Purchasers shall have received from the Companies a Closing Certificate dated such Closing Date, and executed by the President or any Corporate Vice President of each Company to such effect.

         (b) Legal Opinions. The Purchasers shall have received from Shuttleworth & Ingersoll, P.C., counsel for the Companies, its opinion, dated such Closing Date, in form and substance satisfactory to the Purchasers and covering substantially the matters set forth or provided in Exhibit D hereto.

         (c) Events of Default. No event shall have occurred and be continuing on the Closing Date which would constitute an Event of Default, as defined in Section 9.1 hereof, or with notice or lapse of time or both would become such an Event of Default, and the Companies shall have delivered to the Purchasers on the

Closing Date a certificate signed by the President or any Corporate Vice President of each Company to such effect.

         (d) Closing Fee. The Companies shall have paid the Purchasers a closing fee of $90,000, which shall be earned in full and nonrefundable as of the Closing Date.

         (e) Payment of Fees and Expenses. The Companies shall have paid all fees, expenses, costs and charges, including the fees and expenses of Sidley & Austin, special counsel to Purchasers, Price Waterhouse LLP, consultants to Purchasers, incurred by the Purchasers through the Closing Date and incident to the proceedings in connection with, and transactions contemplated by, this Agreement, the Collateral Documents and the Notes.

         (f) Prepayment. A prepayment shall be made by MSC on the 1989 Notes in the amount necessary to reduce the outstanding principal balance thereof to $10,900,000, together with interest accrued on the amount being prepaid.

         (g) Cash Administrator. The Purchasers shall have retained a bank to administer the Companies' lockboxes and cash, checks and other funds.

         (h) Collateral Documents. Each of the Collateral Documents shall be in form and substance satisfactory to the Purchasers, and shall have been executed and delivered by the applicable Obligor(s).

         (i) Liens and Guaranties from Operating Companies. Each Operating Company shall have granted the Purchasers senior and exclusive liens on and security interests in substantially all of its assets (other than the assets listed on Schedule 5.1(i), which are subject to the prior Liens described on such schedule) to secure the payment and performance of its obligations under this Agreement and the Revolving Notes executed by it, shall have guaranteed to the Purchasers the payment and performance of the other Operating Company's obligations under this Agreement and the Revolving Notes executed by such other Operating Company, and shall have secured such guaranty obligations by granting the Purchasers senior and exclusive liens on and security interests in substantially all of its assets (other than the assets listed on Schedule 5.1(i), which are subject to the prior Liens described on such schedule). All documentation evidencing such actions shall be in form and substance satisfactory to the Purchasers.

         (j) MSC Guaranty. MSC shall have guaranteed to the Purchasers pursuant to a guaranty agreement in form and substance satisfactory to the Purchasers the payment by the Operating Companies of the Revolving Notes and shall have secured such guaranty obligations by granting to the Purchasers senior and exclusive liens on and security interests in substantially all of its assets.

         (k) Contribution Agreement. Each of the Companies and each other Obligor shall enter into a contribution agreement in form and substance satisfactory to the Purchasers.

         (l) Environmental Audit. The Purchasers shall have received an environmental audit of the Companies' owned real property.

         (m) Articles; Good Standing. The Purchasers shall have received the Articles or Certificate of Incorporation of each Company and of each other Obligor, as amended, modified or supplemented to the Closing Date, certified to be correct and complete by the Secretary of State of the state in which such Person is incorporated, together with a certification of existence of such Person from such Secretary of State and a certificate of good standing as a foreign corporation from the Secretary of State of the state in which such Person maintains its principal place of business if different from the state of its incorporation.

         (n) Secretary's Certificate. The Purchasers shall have received a certificate dated the Closing Date of the Secretary of each Person described in clause (n) above, certifying (i) the names and true signatures of the officers authorized to sign this Agreement, the Notes and the Collateral Documents to which such Person is a party, (ii) the resolutions of the Board of Directors of such Person approving the transactions contemplated by this Agreement, the Notes and the Collateral Documents, and (iii) such Person's by-laws.

         (o) Perfection of Security Interests. Purchasers shall have received satisfactory evidence that their security interests in the Collateral have been properly perfected and constitute first and prior security interests.

         (p) Loss Payable Endorsements. Purchasers shall have received loss payable endorsements in form and substance satisfactory to the Purchasers with respect to each Company's and each other Obligor's insurance policies relating to the Collateral, and insurance certificates from nationally recognized insurance brokers with respect to each Obligor's insurance policies.

         (q) Restricted Account Agreements. Purchasers shall have received with respect to each account and lock box of the Operating Companies in which payments on Accounts are made, restricted account and lock box agreements in form and substance satisfactory to the Purchasers, which agreements shall have been duly executed by the Operating Companies and the financial institutions maintaining such accounts or controlling such lock boxes.

         (r) Fair Saleable Value Balance Sheet. Purchasers shall have received a pro forma fair saleable value balance sheet from MSC and its Subsidiaries on a consolidated basis in form and substance satisfactory to the Purchasers.

         (s) Lien Searches. Purchasers shall have received lien search reports with respect to each jurisdiction in which any Obligor has any property and such reports shall be satisfactory to the Purchasers.

         (t) No Material Adverse Change. No material adverse change shall have occurred, as determined by the Purchasers in any Company's condition (financial or otherwise), operations, properties or prospects since February 29, 1996.

         (u) Status of Accounts Payable. No accounts payable owing by any of the Companies shall as of the Closing Date be more than sixty days past due, except those accounts payable with respect to which the Companies shall have set aside adequate reserves.

         (v) Status of Tax Liabilities. No taxes owing by any of the Companies shall as of the Closing Date be past due.

         (w) Subordination of Indebtedness. All obligations of any Obligor for borrowed money and all notes and other debt instruments of any Obligor shall have been subordinated to the payment and performance of the obligations evidenced by this Agreement, the Notes and the Collateral Documents in a manner satisfactory to the Purchasers.

         (x) Settlement of Firstar Claims. Firstar Bank Iowa, N.A. shall have settled its outstanding claims against the Companies with respect to its revolving credit facility for an amount not greater than the principal amount outstanding thereunder minus $195,000.

         (y) Settlement of Harris Claims. Harris Trust & Savings Bank of Chicago shall have settled its outstanding claims against the Companies with respect to its revolving credit facility for an amount not greater than the principal amount outstanding thereunder minus $370,000.

         (z)  Restructuring of Certain Accounts.  Mechanical Data
Corporation shall have accepted a promissory note of not more than $500,000 on terms and conditions satisfactory to the Purchaser to reevidence existing accounts payable owed to it by the Companies and shall have provided such note to the Purchasers to hold as collateral security.

         (aa) Due Diligence. The Purchasers shall have satisfactorily completed their due diligence investigation of the Obligors and their respective assets.

         (bb) Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof shall be satisfactory in form and substance to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which the Purchasers and their special counsel may reasonably request in connection with the consummation of said transactions.

         (cc) Noteholder Agreement. The Purchasers shall have executed and delivered the Noteholder Agreement.

         5.2 Conditions Precedent to Revolving Loans. In the case of each Revolving Loan to be made hereunder:

                 (a) The representations and warranties of each Company set forth in Section 4.1 and of each other Obligor set forth in any Collateral Document to which such Obligor is a party shall be true and correct in all material respects on and as of the date of such Revolving Loan with the same effect as though such representations and warranties had been made on and as of such date.

                 (b) At the time of each such Revolving Loan, each Company and each other Obligor shall be in compliance with all the terms and provisions set forth in this Agreement, the Notes and the Collateral Documents on its part to be observed or performed, and no Event of Default or Default shall have occurred and be continuing.

                 (c) At the time of each such Revolving Loan and after giving effect to each such Revolving Loan, there shall have been no material adverse change in the condition (financial or otherwise), operations, properties or prospects of any Obligor since February 29, 1996.

                 (d) Such Revolving Loan, when combined with (i) Revolving Loans previously made to the Operating Company requesting such Revolving Loan, shall not exceed such Operating Company's Sublimit or Borrowing Base, and (ii) Revolving Loans made to both Operating Companies, shall not exceed the Maximum Revolving Loan Facility.

                 (e) The Purchasers shall have received the Notice of Borrowing and certificate required by Section 2.2.


                 (f) All fees and expenses which are due and payable to the Purchasers on or prior to the date of the advance of such Revolving Loan shall have been paid.

Section 6. INTERPRETATION OF AGREEMENT

         6.1 Certain Terms Defined. The terms hereinafter set forth when used herein shall have the following meanings:

         Accounts - All present and future rights of an Operating Company to payment for goods sold or leased or for services rendered, and whether or not they have been earned by performance.

         Affiliate- Any Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, MSC. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Borrowing Base - The IPI Borrowing Base or TLC Borrowing Base, as applicable.

         Business Day- Any day of the week other than Saturday or Sunday on which both Purchasers are open for business at their respective headquarters offices.

         Capitalized Lease - Any lease of property, real or personal, which in accordance with generally accepted accounting principles, would be required to be on a balance sheet of the lessee.

         Collateral - All property and interests in property now owned or hereafter acquired by any Company or any other Obligor in or upon which a security interest, lien or mortgage is granted to the Purchasers under the Collateral Documents.

         Collateral Documents - The documents listed on Schedule 6.1 hereto, each dated as of the Closing Date, as each such document may be amended or modified from time to time.

         Consolidated Debt - As of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which could be classified as a liability on a consolidated balance sheet of MSC and its Subsidiaries in accordance with generally accepted accounting principles, including all indebtedness or liabilities of any other Person which MSC or any Subsidiary may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business), all indebtedness and liabilities secured by any lien or any security interest on any property or assets of MSC or any Subsidiary, whether or not the same would be classified as a liability on a balance sheet, and the aggregate amount of rentals or other consideration payable by any Company or any Subsidiary under all leases and other agreements for the use, acquisition or retention of real or personal property of a nature such that payments due thereunder may under generally accepted accounting principles in effect on the date hereof be included in a balance sheet of the lessee, whether or not the same would be classified as a liability on a consolidated balance sheet, but excluding all general contingency reserves for deferred income taxes and investment credit, all computed and determined on a consolidated basis for MSC and its Subsidiaries after the elimination of inter-company items in accordance with generally accepted accounting principles consistently applied.

         Consolidated Fixed Charges - For any period, the sum of: (i) interest expense (including the interest component of Capitalized Leases and including capitalized interest), amortization of debt discount and expense on Indebtedness of MSC and its Subsidiaries for such period and (ii) total rental expense of MSC and its Subsidiaries under all leases other than Capitalized Leases, determined in accordance with generally accepted accounting principles.

         Consolidated Income Available for Fixed Charges - For any period, the sum of (i) Consolidated Net Income, plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any federal, state, or other income taxes made by MSC and its Subsidiaries during such period and (iii) Consolidated Fixed Charges during such period.

         Consolidated Indebtedness - The aggregate amount of all Indebtedness of MSC and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Interest Expense - With respect to MSC and its Subsidiaries for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for MSC and its Subsidiaries on a consolidated basis.

         Consolidated Net Income - For any period, the net income and net losses of MSC and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding therefrom the sum of (i) any net loss or any undistributed net income of any Person other than a Subsidiary, (ii) the gain or loss (net of any tax effect) resulting from the sale of any capital assets (other than any gain or loss resulting from the sale by TLC, of twelve acres of undeveloped land in Lisle, Illinois) and (iii) net income or loss of any Subsidiary for any period prior to the date it became a Subsidiary; provided, however, that for purposes of Section 8.3 hereof, any gain resulting from the sale of the twelve acres of undeveloped land in Lisle, Illinois referred to in clause (ii) shall be excluded from Consolidated Net Income.

         Consolidated Net Tangible Assets - For any period, Consolidated Total Assets less (i) all liabilities of MSC and its Subsidiaries, determined in accordance with generally accepted accounting principles, other than Current Debt, Funded Debt and the long-term portion of deferred income tax credits and
(ii) goodwill, patents, trademarks, unamortized debt discount and expenses, deferred research and development expenses, organization expense and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

         Consolidated Tangible Net Worth - The stockholders' equity of MSC and its Subsidiaries, determined in accordance with generally accepted accounting principles, less the sum of all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with generally accepted accounting principles.

         Consolidated Total Assets - The consolidated total assets of MSC and its Subsidiaries determined in accordance with generally accepted accounting principles.

         Consolidated Working Capital - The excess of the current assets over the current liabilities of MSC and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

         Contaminant - Any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, as defined in Environmental, Health or Safety Requirements of Law.

         Current Debt - All Indebtedness for borrowed money maturing in one year or less, excluding current maturities of Funded Debt.

         Default - An event which with the passage of time or the giving of notice or both, would constitute an Event of Default.

         Determination Date - With respect to each prepayment described in clause (a) of the first sentence of Section 3.2, the day 15 days before the date fixed for a prepayment pursuant to a notice required by Section 3.3 or the day 15 days before the date of declaration pursuant to Section 9.2, and with respect to each prepayment described in clause (b) of Section 3.1, the date of such prepayment.

         EBITDA - With respect to MSC and its Subsidiaries on a consolidated basis for any fiscal period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other noncash items reducing Consolidated Net Income for such period.

         Eligible Account - An Account owing to a Company which meets the following requirements:

                 (1)  it is genuine and in all respects what it purports to be;

                 (2) it arises from either (a) the performance of services by an Operating Company, which services have been fully performed and, if applicable, acknowledged and/or accepted by the account debtor with respect thereto or (b) the sale or lease of goods by an Operating Company; and, if it arises from the sale or lease of goods, such goods comply with such account debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such account debtor.

                 (3) it is evidenced by an invoice or other evidence of sale rendered to the account debtor with respect thereto which (a) is dated not earlier than the date of shipment or performance and (b) has payment terms not unacceptable to the Purchasers;

                 (4) it is due and payable in full within thirty (30) days after the date of the invoice evidencing such Account, and is not unpaid on the date that is ninety (90) days after the date of such invoice;

                 (5) it is not an Account owing from any account debtor to the extent that invoices representing fifty percent (50%) or more of the unpaid net amount of all Accounts from such account debtor are unpaid more than ninety (90) days after the date of such invoices;

                 (6) it is not subject to any assignment, claim or Lien, other than a Lien in favor of the Purchasers;

                 (7) it is a valid, legally enforceable and unconditional obligation of the account debtor with respect thereto, and is not subject to setoff, rebate, counterclaim, credit or allowance or adjustment by the account debtor with respect thereto, or to any claim by such account debtor denying liability thereunder in whole or in part, and such account debtor has not refused to accept any of the goods or services which are the subject of such Account or offered or attempted to return any of such goods; provided that an Account which but for the operation of this Paragraph (7) would be an Eligible Account, shall be deemed an Eligible Account to the extent of the part thereof, if any, which is not subject to any setoff, counterclaim, credit, allowance, adjustment or claim (or nonacceptance of, or offer or attempt to return, the goods or services which are the subject of such Account);

                 (8) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by any Operating Company to the Purchasers of the Account arising with respect thereto;

                 (9) the account debtor with respect thereto is not a Subsidiary or an Obligor, or a director, officer, employee or agent of a Subsidiary, or an Obligor;

                 (10) the account debtor with respect thereto is a resident or citizen of, and is located within, the United States of America;

                 (11) it is not an Account arising from a "sale on approval," "sale or return" or "consignment," or subject to any other repurchase or return agreement;

                 (12) on or after the thirtieth day following the Closing
         Date, the account debtor thereunder is not located in the State of Minnesota; provided, however, that such restriction shall not apply to an Account if at the time the Account was created and at all times thereafter (a) the applicable Operating Company had filed and has maintained effective a current Notice of Business Activities Report with the appropriate office or agency of the State of Minnesota, as applicable, or (b) the applicable Operating Company was and has continued to be exempt from the filing of such Report and has provided the Purchasers with satisfactory evidence thereof;

                 (13) it arises in the ordinary course of an Operating Company's business; and

                 (14) if the account debtor is the United States of America or any department, agency or instrumentality thereof, such Account is expressly assignable, the account debtor has waived its rights of offset and the applicable Operating Company has assigned its right to payment of such Account to the Purchasers pursuant to the Assignment of Claims Act of 1940, as amended.

Accounts of the Operating Companies which are at any time Eligible Accounts but which subsequently fail to meet any of the foregoing requirements shall forthwith cease to be Eligible Accounts.

         Eligible Inventory - Inventory which meets the following requirements:

                 (1) it is owned by an Operating Company, and is not subject to any assignment, claim or Lien, other than a Lien in favor of the Purchaser;

                 (2) if it is held for sale or lease or furnishing under contracts of service, it is new and unused;

                 (3) except as the Purchasers may otherwise consent and as permitted under clause (4) below, it is in the possession and control of an Operating Company; provided that if it is stored on premises leased by an Operating Company, the Purchasers are in possession of a landlord's waiver in form and substance satisfactory to the Purchasers duly executed by the owner of such premises;

                 (4) if it is the possession or control of a bailee, warehouse, consignee, processor or other Person other than an Operating Company, the Purchasers are in possession of such agreements, instruments and documents as the Purchasers may require (each in form and substance satisfactory to the Purchasers and duly executed, as appropriate, by the bailee, warehouseman, consignee, processor or other Person in possession or control of such Inventory, as applicable) including, without limitation, warehouse receipts in the Purchasers' name covering such Inventory and a bailee's consent, consignment agreement and a financing statement executed by any such consignee, a processor's consent or a landlord's consent, as applicable;

                 (5) it is not Inventory which is dedicated to, identifiable with, or is otherwise specifically to be used in the manufacture of, goods which are to be sold or leased to the United States of America or any department, agency or instrumentality thereof and in respect of which Inventory, an Operating Company shall have received any progress or other advance payment which is or may be set off against any Account generated upon the sale or lease of any such goods; and

                 (6) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. Section 215 or any successor statute or section;

Inventory of any Operating Company which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

         Environmental, Health or Safety Requirements of Law - All requirements of law derived from or relating to federal, state and local laws, regulations or judicial decisions relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

         Event of Default - Defined in Section 9.1.


         Funded Debt - All Indebtedness owed or guaranteed which by its terms matures more than one year from the date of creation or which may be renewed or extended at the obligation of the obligor for more than one year from such date whether or not theretofore renewed or extended.

         Governmental Authority - Any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


         Indebtedness - (i) All items of borrowings, including Capitalized Leases, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, and
(ii) all guarantees (other than guaranties of Indebtedness of any Company by a Subsidiary or of a Subsidiary by any Company), letters of credit, and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Indebtedness of other Persons.

         Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution which is or becomes a holder of any Note.

         Inventory - Any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by any Operating Company, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in an Operating Company's business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Operating Company.



         IPI Borrowing Base - (i) 85% of IPI's Eligible Accounts, and (ii) 40% of IPI's Eligible Inventory consisting of purchased parts and manufactured parts valued at the lower of cost or market value, and (iii) 50% of IPI's Eligible Inventory consisting of raw materials (other than purchased parts or manufactured parts) valued at the lower of cost or market value, subject to deduction of such reserves and allowances, as the Purchasers may establish in their sole discretion.

         IPI Sublimit - $1,750,000.

         Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing.

         Majority Noteholders - Persons holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal balance of the Notes.

         Maximum Revolving Loan Facility - $3,500,000.

         Noteholder Agreement - That certain Noteholder Agreement dated as of the Closing Date between the Purchasers.

         Obligor - Any Company or any other Person obligated under a Collateral Document.

         Person - Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Reinvestment Yield - With respect to Notes to be prepaid pursuant to
Section 3.2 or clause (b) of Section 3.1 or Notes the payment of which have been accelerated pursuant to Section 9.2, the arithmetic mean of the rates, published for the 5 business days preceding the applicable Determination Date, in the weekly statistical release designated H.15(519) (or any successor publication) of the Board of Governors of the Federal Reserve System under the caption "U.S. Government Securities Treasury Constant Maturities" opposite the maturity corresponding to the Weighted Average Life to Maturity, rounded to the nearest month, of the principal amount of the Notes to be prepaid. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straightline basis (rounding in each of such relevant periods, to the nearest month).

         Release- Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

         Revolving Loan Facility - The facility for the provision by the Purchasers of Revolving Loans to the Operating Companies, as described in
Section 2 of the Agreement.

         Revolving Loan Facility Termination Date - The earlier of (i) April 30, 1999, or (ii) the date which the Operating Companies specify in a written notice to the Purchasers as the Revolving Loan Facility Termination Date.

         Sublimit - The IPI Sublimit or TLC Sublimit, as applicable.

         Subordinated Funded Debt - Any unsecured Funded Debt which is subordinate in right of payment to the Notes and has a Weighted Average Life to Maturity extending beyond the final maturity of the Notes.

         Subsidiary - Any Person of which greater than 50% of the outstanding shares of voting stock are owned or controlled by any Company.

         TLC Borrowing Base - (i) 75% of TLC's Eligible Accounts, (ii) 40% of TLC's Eligible Inventory consisting of purchased parts and manufactured parts valued at the lower of cost or market value, and (iii) 50% of TLC's Eligible Inventory consisting of raw materials (other than purchased parts or manufactured parts) valued at the lower of cost or market value, subject to deduction of such reserves and allowances as the Purchasers may establish in their sole discretion.

         TLC Sublimit - $3,000,000.

         Weighted Average Life to Maturity - As applied to any prepayment of principal of the Notes, or to any Subordinated Funded Debt, at any date, the number of years obtained by dividing (a) the then outstanding principal amount of the Notes to be prepaid, or the then outstanding principal amount of such Subordinated Funded Debt, as the case may be, into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, foregone by such prepayment in the case of a prepayment of the Notes or in respect of such Subordinated Funded Debt, by (ii) the number of years (calculated to the nearest 1/12th) which will elapse between such date and the making of such payment.

         Wholly-Owned - When applied to a Subsidiary, any Subsidiary 100% of the stock entitled to vote in the election of directors of which is owned by MSC and/or its Wholly-Owned Subsidiaries.

         Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

         6.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in force at the time this Agreement is executed to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

         6.3 Valuation Principles. Except when indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with generally accepted accounting principles, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with generally accepted accounting principles, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which was made after the date of this Agreement.

         6.4 Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 7. AFFIRMATIVE COVENANTS

         Each Company agrees that, for so long as any amount remains unpaid on any Note:

         7.1 Corporate Existence. Such Company will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and duly procure all necessary renewals and extensions thereof and use, and cause each Subsidiary to use, its best efforts to maintain, preserve and renew all of its rights, powers, privileges and franchises which in the opinion of the Board of Directors or senior management of such Company continue to be advantageous to such Company and its Subsidiaries; provided, however, that the corporate existence of such Company or of any Subsidiary may be discontinued as a result of a liquidation or sale of assets or merger in accordance with the provisions of Sections 8.12 or 8.13 hereof.

         7.2 Insurance. Such Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured, at all times all of its properties which are of an insurable nature and of the character usually insured by companies operating properties similar to the properties of such Company or each such Subsidiary, against loss or damage by fire and from other causes customarily insured against by companies engaged in similar businesses in such amounts as are usually insured against by such companies. Such Company will also maintain, and will also cause each Subsidiary to maintain, at all times adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating properties similar to the properties of such Company or each such Subsidiary. All such insurance shall be carried with financially sound and reputable insurers rated A-XII or better by A.M. Best Company, Inc.; provided, however, that such Company may place its product liability insurance with an insurance carrier owned solely by members of The Machine Tool Manufacturers Association which reinsures at least 65% of the risk with a reinsurer rated at least A-VIII by A.M. Best Company, Inc.

         7.3 Taxes, Claims for Labor and Materials. Such Company will pay and discharge when due, and will cause each Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon its property or assets, provided that neither such Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

         7.4 Maintenance of Properties. Such Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its material properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions required to maintain the business of such Company and each Subsidiary.

         7.5 Maintenance of Records. Such Company will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of such Company or such Subsidiary, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and such Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

         7.6 Financial Information and Reports. MSC will furnish to the Purchasers and to any other Institutional Holder (in duplicate if any Purchaser or such other holder so requests), the following:

         (a) As soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of MSC, a consolidated balance sheet of MSC and its Subsidiaries as of the end of such period and consolidated statements of income and cash flows of MSC and its Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period and ending on the date of such balance sheet, setting forth in comparative form the corresponding consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles, consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by MSC's independent certified public accountants) and certified by the chief financial officer of MSC (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial condition of MSC and its Subsidiaries and the results of operations for the period, subject to customary year-end audit adjustments;

         (b) As soon as available and in any event within 90 days after the last day of each fiscal year a consolidated and consolidating balance sheet of MSC and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes as are disclosed in such financial statements or in the notes thereto and concurred in by independent certified public accountants) and accompanied by a report of Deloitte and Touche or any firm of independent public accountants of recognized national standing selected by MSC;

         (c) Together with the financial reports delivered pursuant to Paragraphs (a) and (b) of this Section 7.6, a certificate of the chief financial officer, (i) to the effect that the signer thereof has reexamined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial reports and as of the end of such periods, neither any Company nor any Subsidiary is, or was, in default in the fulfillment of any of the terms, covenants, provisions and conditions hereof and that no Event of Default, or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default hereunder, is occurring or occurred as of the date of such certificate, during such periods and as of the end of such periods, or if the signer is aware of any such event or Event of Default, he shall disclose in such statement the nature thereof, its period of existence and what action, if any, such Company has taken or proposes to take with respect thereto, and (ii) stating whether such Company is in compliance with Sections 8.1 through 8.16 and setting forth, in sufficient detail, the information and computations required to establish whether or not such Company was in compliance with the requirements of Sections 8.1 through 8.9, 8.13 and
8.14 during the periods covered by the financial reports then being furnished and as of the end of such periods;

         (d) Together with the financial reports delivered pursuant to Paragraph (b) of this Section 7.6, a certificate of the independent public accountants stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Event of Default hereunder, or any event (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) which, with the lapse of time or the giving of notice, or both, would become an Event of Default hereunder or, if such accountants shall have obtained knowledge of any such event or Event of Default, they shall disclose in such certificate the nature thereof and the length of time it has existed;

         (e) Within 15 days after such Company obtains knowledge thereof, notice of any litigation not fully covered by insurance or governmental proceeding pending against such Company or any Subsidiary in which the damages sought exceed $250,000 or which might otherwise materially adversely affect the business, operations or condition, financial or otherwise, of such Company or any of its Subsidiaries;

         (f) As soon as available, copies of such financial statements, notices, reports and proxy statements as such Company shall furnish to its stockholders; copies of all registration statements and periodic reports which such Company may file with the Securities and Exchange Commission, and any other similar or successor agency of the Federal government administering the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended; and copies of all reports relating to such Company or its securities which such Company may file with any securities exchange on which any of such Company's securities may be registered;

         (g) As soon as available, a copy of each other report submitted to such Company or any Subsidiary by independent accountants retained by such Company or any Subsidiary in connection with any interim or special audit made by them of the books of such Company or any Subsidiary;

         (h) Not later than fifteen (15) days after the end of each calendar month, for each Operating Company, detailed reports of Accounts, Inventory, Eligible Accounts and Eligible Inventory for such calendar month, such reports to be in such form as shall be acceptable to the Purchasers;

         (i) As soon as possible and in any event within ten (10) days after receipt by any Company, a copy of (i) any notice or claim to the effect that any Company or any Company's Subsidiaries is or may be liable to any Person as a result of the Release by any Company, any Company's Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by any Company or any Company's Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject any Company or any Company's Subsidiaries to liability in excess of $100,000; and

         (j) Such additional information as the Purchasers or such other Institutional Holder of the Notes may reasonably request concerning such Company and its Subsidiaries.

         7.7 Inspection of Properties and Records. Such Company will allow, and will cause each Subsidiary to allow, any representative of the Purchaser or any other Institutional Holder, so long as any Purchaser or such other Institutional Holder shall hold any Note, to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers and its public accountants (and by this provision such Company and each Subsidiary hereby authorize such accountants to discuss with any Purchaser or such Institutional Holder its affairs, finances and accounts), all at such reasonable times and as often as any Purchaser or such Institutional Holder may reasonably request; provided that any proprietary or other confidential, competitively sensitive information obtained by any Purchaser or any other Institutional Holder shall not be disclosed to any Person unless required by law.

         7.8 ERISA. (a) Such Company agrees that all assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan of such Company or any Subsidiary, and each such Plan, will comply in all material respects with ERISA and other applicable laws.

         (b) Such Company will not at any time permit any Plan established, maintained or contributed to by it or any Subsidiary or "affiliate" (as defined in Section 407(d)(7) of ERISA) to:

                 (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                 (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

                 (iii) be terminated under circumstances which are likely to result in the imposition of a lien on the property of such Company or any Subsidiary pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of such Company;

         if the event or condition described in (i), (ii) or (iii) above is likely to subject such Company or any Subsidiary or "affiliate" to a liability which, in the aggregate, is material in relation to the business, operations, property or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole.

         (c) Upon the request of any Purchaser or any other Institutional Holder, such Company will furnish a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service. Copies of annual reports shall be delivered no later than 30 days after the later of the date such report has been filed with the Internal Revenue Service or the date the copy is requested.

         7.9 Compliance with Laws. Such Company will comply, and will cause each of its Subsidiaries to comply, with all laws, rules and regulations relating to its or their respective businesses, other than laws, rules and regulations the failure to comply with which and the sanctions and penalties resulting therefrom, when taken together with the failure to comply with all other laws, rules and regulations and the sanctions and penalties resulting therefrom, would not have a material adverse effect on the operations, business, property, assets or condition, financial or otherwise, of MSC and its Subsidiaries taken as a whole, or would not result in the creation of a Lien which, if incurred in the ordinary course of business, would not be permitted by Section 8.8 on any of the property of such Company or any Subsidiary; provided, however, that such Company and its Subsidiaries shall not be required to comply with laws, rules and regulations the validity or applicability of which are being contested in good faith and by appropriate proceedings.

         7.10 Acquisition of Notes. Such Company will forthwith cancel any Notes in any manner or at any time acquired by such Company or, any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

         7.11 Private Placement Number. Such Company consents to the filing of copies of this Agreement with Standard & Poor's Corporation ("S&P") and the National Association of Insurance Commissioners in connection with obtaining a "private placement number" from S&P.

         7.12 Appraisals. The Companies shall upon request of the Purchasers, not more frequently than on an annual basis, at the sole cost and expense of the Companies, deliver to the Purchasers an update of the auction sale value appraisals of the Companies' machinery and equipment from an independent appraiser satisfactory to the Purchasers.

         7.13 Restricted Accounts. The Companies shall establish and maintain lockboxes and collection account agreements in form and substance satisfactory to the Purchasers with respect to each financial institution account to which
(i) payment of Accounts may be remitted and for the application of such payments to the outstanding principal balance of the Revolving Loans and (ii) payment of any other amounts to the Companies may be remitted. The Companies shall instruct each of its account debtors at all times to make all payments owing to any Company to such lockboxes.

         7.14 Budgets. The Companies shall deliver to the Purchasers (i) prior to the end of each fiscal year of MSC, a budget for MSC and its Subsidiaries for the next succeeding three fiscal year period, (ii) not later than fifteen days before the end of each fiscal quarter of MSC, a quarterly budget for MSC and its Subsidiaries for the next succeeding fiscal quarter of MSC, and (iii) not later than thirty days after the end of each fiscal quarter of MSC, a variance analysis comparing the actual results of operations of MSC and its Subsidiaries for such fiscal quarter with the results projected for such fiscal quarter in the budgets submitted to the Purchasers. Each such budget shall be in form and substance satisfactory to the Purchasers.

         7.15 Met-Coil Automation. MSC shall dissolve Met-Coil Automation, Inc. not later than May 31, 1996.

Section 8. NEGATIVE COVENANTS

         The Companies agree that, for so long as any amount remains unpaid on any Note:

         8.1 Consolidated Tangible Net Worth. MSC will not, at the end of each fiscal quarter, permit its Consolidated Tangible Net Worth to be less than the amount set forth below opposite the applicable date:

                       Date                                 Amount
                 May 31, 1996                               $2,500,000
                 August 31, 1996                            $2,750,000
                 November 30, 1996                          $3,000,000
                 February 28, 1997                          $3,500,000
                 May 31, 1997                               $4,000,000
                 August 31, 1997                            $4,300,000
                 November 30, 1997                          $4,600,000
                 February 28, 1998                          $4,900,000
                 May 31, 1998                               $5,200,000
                 August 31, 1998                            $5,500,000
                 November 30, 1998                          $5,800,000
                 February 28, 1999                          $6,100,000
                 May 31, 1999                               $6,400,000
                 August 31, 1999                            $6,700,000
                 November 30, 1999                          $7,000,000
                 February 29, 2000                          $7,300,000
                 May 31, 2000                               $7,600,000
                 August 31, 2000                            $7,900,000
                 November 30, 2000                          $8,200,000



         8.2 Indebtedness. MSC will not, and will not permit any of its Subsidiaries at any time to, create or incur any Indebtedness other than (i) the Indebtedness described on Schedule 8.2, (ii) the Indebtedness evidenced by the Notes, and (iii) Indebtedness incurred in connection with the lease of machinery and equipment not to exceed $200,000 at any one time outstanding.

         8.3 Fixed Charge Ratio. MSC will not, as of the end of any fiscal quarter, permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges, to be less than the ratio set forth below opposite the applicable date:

                      Date                                  Ratio
                 May 31, 1996                               0.75 to 1.00
                 August 31, 1996                            1.00 to 1.00
                 November 30, 1996                          1.00 to 1.00
                 February 28, 1997                          1.00 to 1.00
                 May 31, 1997                               1.00 to 1.00
                 August 31, 1997                            1.25 to 1.00
                 November 30, 1997                          1.25 to 1.00
                 February 28, 1998                          1.25 to 1.00
                 May 31, 1998                               1.25 to 1.00
                 August 31, 1998                            1.50 to 1.00
                 November 30, 1998                          1.50 to 1.00
                 February 28, 1999                          1.50 to 1.00
                 May 31, 1999                               1.50 to 1.00
                 August 31, 1999                            1.50 to 1.00



                 November 30, 1999                          1.50 to 1.00
                 February 29, 2000                          1.75 to 1.00
                 May 31, 2000                               1.75 to 1.00
                 August 31, 2000                            1.75 to 1.00
                 November 30, 2000                          1.75 to 1.00



         8.4 Consolidated Working Capital. MSC will not, at any time, permit Consolidated Working Capital to be less than $5,000,000.

         8.5 Debt to Net Worth. MSC will not, as of the end of each fiscal quarter, permit its ratio of Consolidated Debt to Consolidated Tangible Net Worth to exceed the ratios set forth below opposite the applicable date:


                 Date                                  Ratio not to exceed

                 May 31, 1996                               9.0 to 1.0
                 August 31, 1996                            8.0 to 1.0
                 November 30, 1996                          7.0 to 1.0
                 February 28, 1997                          6.0 to 1.0
                 May 31, 1997                               5.0 to 1.0
                 August 31, 1997                            4.5 to 1.0
                 November 30, 1997                          4.1 to 1.0
                 February 28, 1998                          3.8 to 1.0
                 May 31, 1998                               3.6 to 1.0
                 August 31, 1998                            3.3 to 1.0
                 November 30, 1998                          3.1 to 1.0
                 February 28, 1999                          2.9 to 1.0
                 May 31, 1999                               2.7 to 1.0
                 August 31, 1999                            2.5 to 1.0
                 November 30, 1999                          2.3 to 1.0
                 February 29, 2000                          2.1 to 1.0
                 May 31, 2000                               1.9 to 1.0
                 August 31, 2000                            1.7 to 1.0
                 November 30, 2000                          1.5 to 1.0



         8.6 EBITDA. MSC will not, at the end of each fiscal quarter, permit EBITDA to be less than the amount set forth below opposite the applicable date:

                      Date                                  Amount

                 May 31, 1996                               $  800,000
                 August 31, 1996                            $  900,000
                 November 30, 1996                          $1,000,000
                 February 28, 1997                          $1,000,000
                 May 31, 1997                               $1,000,000
                 August 31, 1997                            $1,250,000
                 November 30, 1997                          $1,250,000


                 February 28, 1998                          $1,250,000
                 May 31, 1998                               $1,250,000
                 August 31, 1998                            $1,500,000
                 November 30, 1998                          $1,500,000
                 February 28, 1999                          $1,500,000
                 May 31, 1999                               $1,500,000
                 August 31, 1999                            $1,750,000
                 November 30, 1999                          $1,750,000
                 February 29, 2000                          $1,750,000
                 May 31, 2000                               $1,750,000
                 August 31, 2000                            $2,000,000
                 November 30, 2000                          $2,000,000



         8.7 EBITDA/Interest Expense Ratio. MSC will not, at the end of each fiscal quarter permit the ratio of EBITDA to Consolidated Interest Expense to be less than the percentage set forth below opposite the applicable date:

                 Date                                    Percentage
                 May 31, 1996                               140%
                 August 31, 1996                            155%
                 November 30, 1996                          180%
                 February 28, 1997                          185%
                 May 31, 1997                               195%
                 August 31, 1997                            260%
                 November 30, 1997                          270%
                 February 28, 1998                          275%
                 May 31, 1998                               285%
                 August 31, 1998                            350%
                 November 30, 1998                          350%
                 February 28, 1999                          350%
                 May 31, 1999                               350%
                 August 31, 1999                            425%
                 November 30, 1999                          425%
                 February 29, 2000                          425%
                 May 31, 2000                               425%
                 August 31, 2000                            475%
                 November 30, 2000                          475%



         8.8 Liens. Each Company will not, and will not permit any Subsidiary to, create, assume, incur or permit to exist, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

         (a) Liens existing on property of such Company or any Subsidiary as of the date of this Agreement that are described in Annex II to this Agreement;

         (b) Liens, pledges or deposits in connection with workmen's compensation, social security, taxes, assessments or other similar charges or deposits required to be made in the ordinary course of business and not in connection with borrowing money;

         (c) Construction or materialmen's or warehousemen's Liens securing obligations not overdue, or if overdue, being contested in good faith by appropriate proceedings;

         (d) Pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceedings, providing the aggregate amount of said deposits does not exceed $250,000;

         (e) Encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which do not materially detract from the value of such property or impair the use thereof; and

         (f) Liens in addition to Liens otherwise permitted hereunder, securing Indebtedness, provided that, after giving effect thereto, such Company is not in default under Section 8.2.

         8.9 Restricted Payments. (a) Each Company will not, directly or indirectly, and will not permit any Subsidiary to:

                 (i) Declare or pay any dividends, either in cash or property, on any class of the capital stock of such Company (except dividends or stock splits payable solely in common stock of such Company); or

                 (ii) Purchase, redeem or retire, directly or indirectly, any of the capital stock of such Company or any warrants, rights or options to purchase or acquire any shares of such capital stock; or

                 (iii) Make any other distribution of assets or property in respect of the capital stock of such Company; or

                 (iv) Prepay, purchase or otherwise make any optional payments with respect to Subordinated Funded Debt; or

                 (v) Make any investment (whether by way of purchase, contribution, loan, advance, guarantee, extension of credit or otherwise) not permitted by Section 8.10;

(the foregoing being hereinafter collectively referred to as "Restricted Payments") if, after giving effect thereto, the aggregate amount of all Restricted Payments made during the period from and after the Closing Date, to and including the date of the making of the Restricted Payment in question, would exceed $54,000. For purposes of this Section, the amount of any Restricted Payment which is payable or distributable in property other than cash or shares of capital stock of any Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of any Company) of such property as of the date of the declaration or payment of such Restricted Payment.

         8.10 Investments. Each Company will not, directly or indirectly, and will not permit any, Subsidiary to, make any investment (whether by way of purchase, contribution, loan, advance, guarantee, extension of credit or otherwise), except:

         (a) Investments by such Company in Subsidiaries or in Persons which through such investments become Subsidiaries;

         (b)  Investments by Subsidiaries in such Company;

         (c) Investments by any Operating Company in another Operating Company or in MSC;

         (d) Investments existing on the date hereof and listed in Annex III hereto;

         (e) Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America or an agency thereof;

         (f) Investments in corporate commercial paper having a maturity of 270 days or less, rated A-1 and P-1 by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), respectively;

         (g) Investments in certificates of deposit issued by commercial banks located in the United States, having long term deposits rated A or better by S&P and Moody's and having capital, surplus and undivided profits of at least $100,000,000; and

         (h) Investments in tax-exempt variable rate demand bonds having tender periods of not more than 270 days and rated AA and Aa3 or better by S&P and Moody's, respectively;

provided, however, that any Investment permitted above by any Company in another Company or a Subsidiary shall be documented pursuant to promissory notes payable to the Company making such Investment, and each such promissory note shall be pledged to the Purchasers.

         8.11 Change in Business. Each Company and its Subsidiaries will not, directly or indirectly or through any Subsidiary, enter into any businesses which are substantially different from those presently conducted by them.

         8.12 Merger and Consolidation. Each Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, except that upon prior written notice to the Purchasers any Subsidiary may merge into such Company or another Wholly-Owned Subsidiary.

         8.13 Sale of Assets. Each Company will not, and will not permit any Subsidiary to sell, lease, transfer or otherwise dispose of any assets, in one or a series of transactions, other than sales of Inventory in the ordinary course of business.

         8.14 Disposition of Stock of Subsidiaries. Each Company will not, and will not permit any Subsidiary to sell or transfer the capital stock of a Subsidiary.

         8.15 Dealings with Affiliates. Each Company will not, and will not permit any Substo, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business as presently conducted and on terms and conditions no less favorable to such Company or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

         8.16 Consolidated Tax Returns. Each Company will not file, or consent to the filing of, any consolidated Federal income tax return with any Person other than a Subsidiary or another Company, except to the extent that such Company is required under the Internal Revenue Code to do otherwise.

Section 9.  EVENTS OF DEFAULT AND REMEDIES THEREFOR

         9.1 Nature of Events. An "Event of Default" shall exist in case any one or more of the following occurs and is continuing:

         (a) Default in the payment of interest when the same shall have become due on any of the Notes, or in the making of any required prepayment on any of the Notes as required or contemplated in Section 3.1;

         (b) Default in the payment of the principal of any of the Notes or the premium thereon, if any, at maturity, upon acceleration of maturity, at any date fixed in any notice for prepayment, or with respect to the Revolving Notes, as required by Section 2.3;

         (c) Default shall occur (i) in the payment of the principal of or interest on any other Indebtedness in excess of $250,000, individually or in the aggregate, as and when the same shall become due and payable, of any Company or any Subsidiary for borrowed money, (ii) under any mortgage, agreement or other instrument under or pursuant to which such Indebtedness in excess of $250,000, individually or in the aggregate, for borrowed money is issued, or (iii) under any Capitalized Lease of any Company or any Subsidiary, or any operating lease, with aggregate payments or rentals in excess of $250,000, individually or in the aggregate, regardless of whether such default would be an Event of Default hereunder, and such default under (i), (ii) or (iii) above shall continue, unless waived, beyond the period of grace, if any, allowed with respect thereto;

         (d) Default shall occur in the observance or performance of any of the covenants or conditions contained in Section 7.8, Sections 8.1 through 8.16 and Section 9.7;

         (e) Default shall occur under any other covenant or provision of this Agreement, which is not remedied within 30 days after written notice thereof to MSC by the holder of any of the Notes, or under any covenant or provision of any Collateral Document after giving effect to any requirement of notice or grace period under such Collateral Document;

         (f) Any representation or warranty made by any Company herein, or made by any Company in any written statement or certificate furnished by any Company in connection with the issuance of the Notes or furnished by any Company pursuant hereto or in any Collateral Documents, proves incorrect in any material respect as of the date of the issuance or making thereof;

         (g) Any judgment, writ or warrant of attachment or any similar process in an aggregate amount in excess of $150,000 shall be entered, filed against or reinstated against any Company or any other Obligor or against any property or assets of any Company or other Obligor and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 60 days after such Company or Obligor receives notice thereof, provided, however, that if any such judgment, writ, warrant of attachment or similar process is in excess of $500,000 or is a judgment, writ, warrant of attachment or similar process, obtained by any holder of Subordinated Funded Debt or of any equity interest in any Company, in excess of $50,000, the entry, filing or reinstatement thereof shall immediately constitute an Event of Default hereunder;

         (h) Any Company shall incur a "Distress Termination" (as defined in Title IV of ERISA) of any Plan or any trust created thereunder which results in material liability to the PBGC, the PBGC shall institute proceedings to terminate any Plan or any trust created thereunder, or a trustee shall be appointed by a United States District Court pursuant to Section 4042(b) of ERISA to administer any Plan or any trust created thereunder;

         (i)  Any Company or any Subsidiary shall

                 (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

                 (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"), or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

                 (iii) make an assignment of all or a substantial part of its property for the benefit of its creditors;

                 (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

                 (v)   be finally adjudicated a bankrupt or insolvent;

                 (vi) be subject to the entry of a court order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or approving a petition filed against it for, or effecting an arrangement in, bankruptcy or for a reorganization pursuant to the Bankruptcy Laws or for any other judicial modification or alteration of the rights of creditors; or

                 (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception;

         (j) Any Collateral Document shall for any reason fail to create a valid priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Obligor shall default in its obligations under any Collateral Document;

         (k) Any Company or any other Obligor shall be the subject of any proceeding or investigation pertaining to (i) the Release by any Company or other Obligor of any Contaminant into the environment,
(ii) the liability of any Company or any other Obligor arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by any Company or any other Obligor which, in any case, has subjected or could reasonably be expected to subject any Company or any other Obligor to liability in excess of $100,000; or

         (l) A default shall occur under that certain Settlement Agreement among Construction Technology, Inc., MSC, TLC, and Mechanical Data, Inc. dated as of January 27, 1992.

         9.2 Remedies on Default. When (i) any Event of Default described in Section 9.1 hereof, except paragraphs (a), (b) and (c) thereof, has happened and is continuing, the holder or holders of at least 25% in principal amount of the Notes then outstanding may, and when (ii) any Event of Default described in paragraphs (a), (b) and (c) of Section 9.1 has happened and is continuing, any holder may (in addition to any other right, power or remedy permitted to such holder or holders by law) declare (i) the entire principal, together with the premium set forth below, and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith with respect to the Term Notes, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) any obligation to make Revolving Loans to be terminated. If an Event of Default described in clause (ii), (v) or (vi) of Section 9.1 (i) shall exist or occur with respect to any Company, then the entire principal, together with the premium set forth below, and all interest accrued on all the Notes of such Company then outstanding shall automatically without any presentment demand, protest or notice of any kind, all of which are hereby expressly waived, be immediately due and payable, and any commitment to make Revolving Loans to such Company shall automatically terminate. The Companies will forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on such Notes, plus a premium with respect to the Term Notes in the event that the Reinvestment Yield shall, on the Determination Date, be less than the interest rate payable on or in respect of the Term Notes, and a premium with respect to the Revolving Notes, as set forth below. Such premium shall equal (i) the sum of the amounts representing the present value of the amount of each remaining payment of principal and interest which would be required by Section 3.1 absent such accelerated payment, determined by discounting (on the basis of a 360-day year composed of twelve 30-day months) each such amount by utilizing an interest factor equal to the Reinvestment Yield (ii) less the principal amount to be paid, plus (ii) the termination fee described in Section 2.4 calculated as if the Maximum Revolving Facility were terminated on the date of acceleration.

         The Companies agree to pay to each holder of the Notes then outstanding all reasonable costs and expenses incurred by such holder in the collection or enforcement of any such Notes, including reasonable compensation to such holder's attorneys for all services rendered in connection therewith to the extent permitted by law.

         9.3 Annulment of Acceleration of Notes. The provisions of the foregoing Section 9.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default or any obligation to make Revolving Loans terminated, the holder or holders of 66 2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with MSC, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 9.2) shall have been duly paid and (iii) each and every other Event of Default shall have been cured or waived; and, provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

         9.4 Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

         9.5 Conduct No Waiver; Collection Expenses. No course of dealing on the part of any holder of Notes, nor any delay or failure in the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If any Company fails to pay, when due, the principal of, or the interest on, any Note issued by it, or fails to comply with any other provision of this Agreement, such Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

         9.6 Remedies Cumulative. No right or remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

         9.7 Notice of Default. With respect to Events of Default or claimed defaults, the Companies will give the following notices:

         (a) The Companies promptly, but in any event within 5 days, will furnish to each holder of a Note notice in writing by registered mail, return receipt requested, of the occurrence of an Event of Default or a Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Companies have taken or are taking or propose to take with respect thereto.

         (b) If the holder of any Note or of any other evidence of indebtedness of any Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, MSC will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.

Section 10. AMENDMENTS, WAIVERS AND CONSENTS

         10.1 Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Companies, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Companies shall have obtained the consent in writing of the holder or holders of at least 66 2/3% in aggregate principal amount of outstanding Notes; provided, however, that without the written consent of the holder or holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time or amount of payment (including any required prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the premium, if any, or reduce the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Companies, or (iv) change any of the provisions of Section 9.1, Section 9.2, Section 9.3 or this Section 10.

         For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, any Company, any Subsidiary or any Affiliate of any thereof, shall not be deemed outstanding.

         10.2 Solicitation of Holders of Notes. No Company will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by such Company and shall be afforded the opportunity of considering the same and shall be supplied by such Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 10 shall be delivered by such Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. No Company will directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

         10.3 Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Companies whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.

Section 11.  FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT

         11.1 Form of Notes. The Notes initially delivered under this Agreement will be in the form of two fully registered Notes, in the forms attached hereto as Exhibits A and B. The Notes are issuable only in fully registered form and in denominations of at least $100,000 (or the remaining outstanding balance thereof, if less than $100,000).

         11.2 Note Register. Each Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes issued by it. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Companies may deem and treat the person in whose name a
Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 11.

         11.3 Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of any Company designated for notices in accordance with Section 12.2, such Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. Such Company may condition its issuance of any new Note in connection with a transfer by any Person on compliance with Section 4.2, by Institutional Holders on compliance with Section 3.5 and on the payment to it of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

         11.4 Replacement of Notes. Upon receipt of evidence satisfactory to any Company of the loss, theft, mutilation or destruction of any Note issued by it, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to such Company or in the event of such mutilation upon surrender and cancellation of the Note, such Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by a Purchaser or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to such Company) to indemnify such Company.

Section 12.  MISCELLANEOUS

         12.1 Expenses. Whether or not the transactions contemplated herein shall be consummated, the Companies jointly and severally agree to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement, the Notes and the Collateral Documents, and the transactions contemplated by such documents, including, but not limited to, out-of-pocket expenses, filing fees of Standard & Poor's Corporation in connection with obtaining a private placement number, reasonable charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to the Purchasers at their respective home offices or at such other addresses as the Purchasers may designate, and all reasonable expenses (including the reasonable fees and expenses of counsel) relating to (i) any amendments, waivers or consents in connection with this Agreement, the Notes or the Collateral Documents, including, but not limited to, any such amendments, waivers or consents resulting from any workout, renegotiation or restructuring relating to the performance by the Companies or any other Obligors of their obligations under this Agreement, the Notes or the Collateral Documents, or (ii) the administration of this Agreement, the Notes, the Collateral Documents or the Collateral. The Companies also jointly and severally agree that they will pay and save the Purchasers harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding, or the Collateral Documents.
The obligations of the Companies under this Section 12.1 shall survive the retirement of the Notes.

         12.2 Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to the Purchasers, to the address set forth below each Purchaser's name in Annex I hereto, or to such other address as the Purchasers may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to MSC, and (iii) if to any Company, c/o Met-Coil Systems Corporation, 5486 6th Street, S.W., Cedar Rapids, Iowa 52404, Attention: President, or to such other address as MSC may in writing designate.

         12.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Purchasers in connection with the closing of the transactions described herein, except the

Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and the Purchasers may destroy any original document so reproduced. The Companies agree and stipulate that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchasers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Companies from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

         12.4 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         12.5 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, except only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

         12.6 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

         12.8 Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Companies herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by the Purchasers, notwithstanding any investigation heretofore or hereafter made by the Purchasers or on the Purchasers' behalf and (ii) shall survive the delivery of this Agreement and the Notes.

         12.9  Indemnification; Limitation of Liability; Release.

                (a) The Companies jointly and severally agree to protect, indemnify and hold harmless the Purchasers and each of their respective officers, affiliates, directors, employees, attorneys, accountants, consultants, representatives and agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement, the Notes or any of the Collateral Documents, or any act, event or transaction related or attendant thereto, the agreements of the Purchasers contained herein, the making of Revolving Loans, the management of the Revolving Loans or the Collateral (including any liability under federal, state or local environmental laws or regulations and any liability to any Person in connection with the administration of the Companies' cash or the maintenance of lockboxes and collection account agreements as contemplated by Sections 5.1(g) and 7.13) or the use or intended use of the proceeds of the Revolving Loans hereunder (collectively, the "Indemnified Matters"); provided that the Companies shall not have any obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Companies shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

                (b) To the extent permitted by applicable law, no claim may be made by the Companies or any other Person against the Purchasers or any of their respective affiliates, directors, officers, employees, agents, attorneys, accountants, representatives or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Notes or any of the Collateral Documents or any act, omission or event occurring in connection therewith; and each of the Companies hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither the Purchasers nor any of their respective affiliates, directors, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of this Agreement, the Notes or the Collateral Documents, except for its or their own gross negligence or willful misconduct.

         (c) In consideration for the Purchasers agreeing to enter into this Agreement, each of the Companies hereby unconditionally and absolutely releases and forever discharges each of the Indemnitees from any and all claims that any of the Companies may have against any of the Indemnitees (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, costs, expenses, suits, debts, losses, agreements, damages, attorneys' fees, compensations and demands whatsoever, in law or in equity, and whether known or unknown, which arise from any action or inaction of any Indemnitee prior to the Closing Date.

         12.10 Service of Process. EACH OF THE COMPANIES WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, CONSENTS THAT ALL SERVICE OF PROCESS SHALL BE MADE BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH COMPANY, C/O MSC AT THE ADDRESS INDICATED IN SECTION 12.2 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SAME SHALL HAVE BEEN POSTED AS AFORESAID.

         12.11 Waiver of Jury Trial. EACH OF THE COMPANIES AND THE PURCHASERS WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN EITHER PURCHASER AND ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY COLLATERAL DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. EACH OF THE COMPANIES AND PURCHASERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         12.12 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Purchasers and the Companies, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or in any Collateral Document, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the Companies and the Purchasers have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

                                  MET-COIL SYSTEMS CORPORATION


                                  By:   Joseph H. Ceryanec/s/
                                     ------------------------------------------

                                  Title:    Vice President
                                        ---------------------------------------


                                  IOWA PRECISION INDUSTRIES, INC.


                                  By:   Joseph H. Ceryanec/s/
                                      ------------------------------------------
                                  Title:       Vice President
                                         ---------------------------------------


                                  THE LOCKFORMER COMPANY


                                  By:   Joseph H. Ceryanec/s/
                                      ------------------------------------------

                                  Title:       Vice President
                                         ---------------------------------------


                                  PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                                  By:    Shabnam B. Miglani/s/
                                      ------------------------------------------

                                  Title:        Counsel
                                         ---------------------------------------

                                  By:     Nora Everett/s/
                                      ------------------------------------------

                                  Title:         Counsel
                                         ---------------------------------------


                                  MODERN WOODMEN OF AMERICA


                                  By:    Gary E. Stoefen/s/
                                      ------------------------------------------

                                  Title: Director, Treasurer & Investment Mgr.
                                         ---------------------------------------

                                   SCHEDULE I


                           Principal Amount of Notes

Name and Address of Purchaser                      Principal Amount of Notes

Principal Mutual Life Insurance                    $5,426,667
         Company                                                    Amended and
Restated 711 High Street                                             Term Notes
of Des Moines, Iowa 50309                                      Met-Coil Systems
Attention:       Investment Department             Corporation
                          Securities Division

         Address for all communications is
         as above, including notices of
         payment and written confirmations
         of wire or inter-bank transfers.
         All payments are to be by bank
         wire transfer of immediately
         available funds to:

                 Norwest Bank Des Moines,                   $2,566,667
                   N.A.                                             Amended and
                 Restated 7th & Walnut
                 Revolving Notes of Des Moines, Iowa 50304
                 Iowa Precision
                                        Industries, Inc. and For deposit in the
                 account of     The Lockformer Principal Mutual Life
                 Company
                   Insurance Company
                 Account No. 014752

                 Each wire transfer shall identify
                 such payment as "Met-Coil Systems
                 Corporation, 11.5% Note due
                 December 31, 2000, Bond No.
                 1-B-22938."

                                   SCHEDULE I


                   Principal Amount of Notes to be Purchased
                                  (Continued)

Name and Address of Purchaser          Principal Amount of Notes
Modern Woodmen of America                    $1,973,333
1701 First Avenue                                  Amended and Restated
Rock Island, Illinois 61201                                 Term Notes of
Attention: Investment Department                   Met-Coil Systems
                                        Corporation (Address for all
         communications is as above, except notices of payment and written confirmations of wire or inter-bank transfers shall be at the address set forth below. All payments are to be by bank wire transfer of immediately available funds to:

                 Harris Trust and Savings Bank              $933,333
        111 West Monroe Street                     Amended and Restated
                 Chicago, Illinois 60690                    Revolving Notes of
                                        Iowa Precision For deposit in the
                 account of              Industries, Inc.  Modern Woodmen of
                 America                  and The Lockformer Account No.
                 3479045                                Company

                 Each wire transfer shall identify
                 such payment as "Met-Coil Systems
                 Corporation, 11.5% Note due
                 December 31, 2000."

         Notices of payment and written
         confirmations of wire or inter-bank
         transfers shall be sent to:

                 Modern Woodmen of America
                 1701 First Avenue
                 Rock Island, Illinois 61201
                 Attention: General Accounting
                 Department]
                                  Schedule 6.1

                              Collateral Documents

         1.       GUARANTY executed by MSC in favor of the Purchasers.

         2.       GUARANTY executed by TLC in favor of the Purchasers.

         3.       GUARANTY executed by IPI in favor of the Purchasers.

                 4. GUARANTY executed by FEN-PRO INC. in favor of the Purchasers.

    5.       GUARANTY executed by MET-COIL-TEXAS in favor of the Purchasers.

                 6. GUARANTY executed by MET-COIL GREAT LAKES COMPANY in favor of the Purchasers.

                 7. AMENDED AND RESTATED SECURITY AGREEMENT executed by MSC in favor of the Purchasers.

                 8. AMENDED AND RESTATED SECURITY AGREEMENT executed by TLC in favor of the Purchasers.

                 9. AMENDED AND RESTATED SECURITY AGREEMENT executed by IPI in favor of the Purchasers.

                 10. AMENDED AND RESTATED SECURITY AGREEMENT executed by FEN-PRO INC. in favor of the Purchasers.

                 11. AMENDED AND RESTATED SECURITY AGREEMENT executed by MET-COIL-TEXAS in favor of the Purchasers.

                 12. AMENDED AND RESTATED SECURITY AGREEMENT executed by MET-COIL GREAT LAKES COMPANY in favor of the Purchasers.

                 13. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by MSC in favor of the Purchasers.

                 14. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by TLC in favor of the Purchasers.

                 15. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by IPI in favor of the Purchasers.

                 16. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by FEN-PRO INC. in favor of the Purchasers.

                 17. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by MET-COIL-TEXAS in favor of the Purchasers.

                 18. AMENDED AND RESTATED SECURITY AGREEMENT RE: PATENTS AND TRADEMARKS executed by MET-COIL GREAT LAKES COMPANY in favor of the Purchasers.

                 19. AMENDED AND RESTATED PLEDGE AGREEMENT executed by MSC in favor of the Purchasers, evidencing the pledge of all of the stock of

MSC's subsidiaries, together with stock certificates and appropriate stock powers undated and endorsed in blank.

                 20. AGREEMENT AS TO LOCKBOX SERVICES executed by each of MSC, IPI, TLC, Fen-Pro Inc., Met-Coil- Texas, Met-Coil Great Lakes Company, the Purchasers and Norwest Bank.

                 21. LOSS PAYABLE ENDORSEMENTS relating to the insurance policies Covering the collateral, together with copies of such policies.

                 22. Assignment of Mortgage and Security Agreement with Assignment of Rents executed by Harris Trust and Savings Bank in favor of the Purchasers with respect to Linn County, Iowa property.

                 23. Assignment of Mortgage and Security Agreement with Assignment of Rents executed by Harris Trust and Savings Bank in favor of the Purchasers with respect to DuPage County, Illinois property.

                 24. Assignment of Deed of Trust and Security Agreement with Assignment of Rents executed by Harris Trust and Savings Bank in favor of the Purchasers with respect to Dallas County, Texas property.

                 25. Amended and Restated Mortgage and Security Agreement with Assignment of Rents executed by TLC in favor of the Purchasers.

                 26. Amended and Restated Mortgage and Security Agreement with Assignment of Rents executed by IPI in favor of the Purchasers.

                 27. Amended and Restated Deed of Trust and Security Agreement with Assignment of Rents executed by MCT in favor of August E. Shause, as Trustee.

                                    ANNEX I


                     List of Subsidiaries and Jurisdictions
                   in Which the Company and its Subsidiaries
                     are Qualified as Foreign Corporations

                                        JURISDICTION            JURISDICTIONS
                                                  PERCENTAGE                 OF
                                                  IN WHICH
             NAME                             OWNERSHIP            INCORPORATION
                                                                       QUALIFIED

 Met-Coil Systems Corporation
Delaware             Delaware
Iowa


     Subsidiaries
 1.  Iowa Precision                                        100%
     Delaware                 Delaware Industries, Inc.
     Iowa

 2.  The Lockformer Company                                100%
     Illinois                  Illinois


 3.  Met-Coil Great Lakes                                  100%
     Michigan                 Michigan Company f/k/a Mark One Corporation

 4.  FenPro, Inc.                                          100%
     Illinois                 Illinois f/k/a Roper Whitney Company
 5.  Met-Coil-Texas, Inc.                                  100%
     Texas                     Texas f/k/a Rowe Machinery and Automation, Inc.

 6.  Met-Coil Systems                                      100%           U.S.
     Virgin Islands       U.S. Virgin Islands International, Inc.


 7.  Met-Coil Automation,                                  100%
     Delaware                   Texas Inc.

                                    ANNEX II

                              Description of Liens

MET-COIL SYSTEMS CORPORATION:


SUBSIDIARIES:

         Iowa Precision Industries, Inc.

                 Real estate contract due to A.E. Welty Estate secured by land and buildings at Iowa Precision.

         The Lockformer Company:

                 Lease of Minolta copy machines to Copelco Credit Corp.

                 Lease of engineering microfilm machine to Ole-Bruning

          Lease of Hurco Milling Machine to Mid-States Financial Corp.

                 Security Interest to Construction Technology Inc. of patents, trademarks and all assets

        Second Mortgage on real property to Construction Technology Inc.

         Met-Coil Great Lakes Company f/k/a Mark One Corporation:

                 Economic Development Limited Obligation Revenue Bond secured by land and buildings at Mark One.

                                   ANNEX III

                                  Investments

                                                                        Carrying
                                                                     Value as of
                                        % of                    8/31/89 Entity
 Ownership              In Thousands



 Met-Coil Ltd.                                                    50%
 $1,166 Ayase, Japan





EXHIBT4.DOC   April 29, 1996 (12:58pm)